EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts:

James Hawkins
President & CEO

John Glenn CFO

(925) 468-7600

INVIVO CORPORATION REPORTS FIRST QUARTER RESULTS
Revenues increase 47%
Diluted Earnings per share increase 50%

     PLEASANTON, CALIFORNIA, October 23, 2003....INVIVO CORPORATION (NASDAQ:SAFE), announced today revenues of $16,211,000 for the first quarter ended September 30, 2003 as compared to revenues of $11,051,000 for the first quarter ended September 30, 2002. Net income for the first quarter of fiscal 2004 was $952,000 compared to net income of $684,000 for the first quarter of fiscal 2003. Diluted net income per common share was $.15 for the first quarter of fiscal 2004 compared to $.10 for the first quarter of fiscal 2003.

     “We are very pleased with our first quarter fiscal year 2004 results. In the quarter we experienced strong demand for our Escort Prism critical care monitors and Escort Vision Central Station. Both of these products were part of the MDE product line that we acquired in the fourth quarter of fiscal year 2003,” stated Jim Hawkins, President and CEO of Invivo Corporation.

     “Invivo’s performance in the first quarter was highlighted by the successful integration of MDE’s sales and marketing organizations into Invivo. Our sales organization now totals 38 direct salespeople in the United States that carry a full line of patient monitoring products,” Hawkins added.

OUTLOOK

     “Looking forward, we anticipate revenues to be in the range of $16.6 million to $17.0 million for our second quarter of fiscal 2004. This would represent an increase of approximately 35% to 38% over the second quarter of fiscal 2003 revenues of $12,326,000. For the second quarter of fiscal 2004, we anticipate earnings per share in the range of $.16 to $.17, representing an increase of 33% to 42% over the second quarter of fiscal 2003,” Hawkins added.

     This press release contains forward-looking statements regarding our future operations and expectation of future events, including our projections of our future revenue and earnings per share growth and our expectation of future opportunities. These statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include, but are not limited to, the uncertain growth prospects for new markets, the Company’s dependence on a concentrated line of products, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, fluctuations in international exchange rates, product liability and product recall risks and other business factors. For information regarding these risks and other related risks, see the “Risk Factors” section of the Company’s most recent Form 10-K on file with the SEC.

     In conjunction with Invivo Corporation’s first quarter earnings release, the Company’s conference call will be broadcast live over the Internet on Thursday, October 23, 2003 at 11:00 A.M. Eastern at www.vcall.com/CEPage.asp?ID=85007. A replay of the conference call will be available online for one year at the Company’s website at www.invivocorp.com or through www.vcall.com.

     Invivo Corporation’s Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings

INVIVO CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended
	September 30,

	2003	2002

Sales	$16,211	11,051
Cost of goods sold	8,205	5,260

Gross profit	8,006	5,791

Operating expenses:
Selling, general, and administrative	5,472	4,264
Research and experimental	1,056	685

Total operating expenses	6,528	4,949

Income from operations	1,478	842
Other income (expense):
Interest income	32	152
Interest expense	(12)	(17)
Other, net	(11)	—

Income from operations before income taxes	1,487	977
Income tax expense	535	293

Net income	$952	684

Basic net income per share data:
Basic net income per common share	$0.16	0.10

Weighted-average common shares outstanding (basic)	5,851,253	6,695,867

Diluted net income per share data:
Diluted net income per common share	$0.15	0.10

Weighted-average common shares outstanding (diluted)	6,522,432	7,045,068